Exhibit 99.1

News Release

For information contact:
C. Brian Strickland	Lauren Harris
EVP, CFO, Treasurer & Corporate Secretary	Vice President, Marketing & Communications
(407) 650-1510	(407) 650-1205

CNL Hotels & Resorts Board of Directors Elected at 2005 Annual Meeting

(ORLANDO, Fla.) August 29, 2005 - All nine members of the board of directors of CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust (REIT), were re-elected to serve another year by the REIT’s stockholders in a vote taken during the company’s 2005 annual meeting August 26.
The directors, including James M. Seneff, Jr., Robert A. Bourne, Thomas J. Hutchison III and John A. Griswold as directors, as well as independent directors James D. Holladay, Jack F. Kemp, Dianna F. Morgan, Craig M. McAllaster and Robert E. Parsons, Jr. will serve until the 2006 annual meeting of stockholders.  Approximately 55 percent of the outstanding common shares of CNL Hotels & Resorts, Inc. voted on the proposal to re-elect the board of directors, and each of the directors received more than 83 million affirmative votes, or over 96 percent of the votes cast.

About CNL Hotels & Resorts, Inc.
CNL Hotels & Resorts, Inc. owns one of the most distinctive portfolios in the lodging industry. With a focus on luxury resorts and upper-upscale properties, the company has nearly $6 billion in total assets with 99 hotels and resorts across North America that operate under independent brands and corporate brands such as Marriott, Hilton and Hyatt. For more information, please visit www.cnlhotels.com.
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Safe Harbor Statement

Certain statements and information included in this release may constitute “forward-looking statements” within the meaning of the federal securities laws and regulations. These forward-looking statements are based on current expectations, estimates and projections about future events. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CNL Hotels & Resorts, Inc. (the “Company”) to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. These risks are discussed in the Company’s SEC filings, including its annual report on Form 10K for year ended December 31, 2004, as amended. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.